Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2020 Results

Second quarter highlights include:

•	Dunkin' U.S. comparable store sales decline of 18.7%, which improved sequentially in each month of the quarter

•	Baskin-Robbins U.S. comparable store sales decline of 6.0%, which improved sequentially in each month of the quarter

•
Net closure of 229 Dunkin' and Baskin-Robbins locations globally, inclusive of 180 Baskin-Robbins International locations; net closure of 40 Dunkin' U.S. locations, inclusive of the closure of 10 Speedway locations

•	Revenues decreased by 20.0%

•	Diluted EPS decreased by 38.0% to $0.44

•	Diluted adjusted EPS decreased by 43.0% to $0.49

•	The Company's Board of Directors announced the reinstatement of its dividend program

•	The Company ended the second quarter with $291 million of unrestricted cash held in the U.S., excluding cash reserved for gift cards and advertising funds

CANTON, Mass. (July 30, 2020) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the second quarter ended June 27, 2020.
"For Dunkin' U.S., same store sales improved sequentially throughout the quarter, largely as a result of our ability to pivot quickly and introduce new menu items designed to appeal to customers who are now visiting us later in the day. Our digital platform -- a cornerstone of our Dunkin' Blueprint for Growth -- drove significant customer engagement and rapid recovery during the quarter, and last week we announced the hiring of a Chief Digital & Strategy Officer to accelerate our digital future," said Dave Hoffmann, Chief Executive Officer, Dunkin' Brands Group, Inc. "We are extremely proud of our great franchisees who kept the vast majority of our restaurants open during the quarter and really stepped up with a sense of urgency and grit to keep their team members employed, our guests served, and their communities running."
"This morning we announced that our Board of Directors has reinstated our dividend program, and authorized and declared a quarterly dividend for the third quarter. The reinstatement of our dividend reflects the overall financial health of Dunkin’ Brands and our commitment to shareholders," said Kate Jaspon, Chief Financial Officer, Dunkin’ Brands Group, Inc. "In addition, the Company repaid all of its borrowings under its variable funding notes during the second quarter and ended the quarter with a strong cash balance to provide ongoing financial flexibility. Given the strength and stability of our franchised model, coupled with our franchisees' ongoing business recovery, we remain confident in our ability to maintain appropriate liquidity through the current crisis."

SECOND QUARTER 2020 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 27, 2020	June 29, 2019	$ / #	%
Financial data:
Revenues	$287.4	359.3	(72.0)	(20.0)%
Operating income	81.6	122.7	(41.0)	(33.5)%
Operating income margin	28.4%	34.1%
Adjusted operating income(1)	$86.7	127.3	(40.6)	(31.9)%
Adjusted operating income margin(1)	30.2%	35.4%
Net income	$36.5	59.6	(23.2)	(38.9)%
Adjusted net income(1)	40.1	72.4	(32.3)	(44.6)%
Earnings per share:
Common–basic	0.44	0.72	(0.28)	(38.9)%
Common–diluted	0.44	0.71	(0.27)	(38.0)%
Diluted adjusted earnings per share(1)	0.49	0.86	(0.37)	(43.0)%
Weighted-average number of common shares – diluted (in millions)	82.6	83.7	(1.1)	(1.3)%
Systemwide sales(2)	$2,491.7	3,144.6	(652.9)	(20.8)%
Comparable store sales growth (decline):
Dunkin' U.S.	(18.7)%	1.7%
BR U.S.	(6.0)%	(1.4)%
Dunkin' International	(34.9)%	5.6%
BR International	(5.3)%	3.2%
Development data:
Consolidated global net POD development(3)	(229)	109	(338)	(310.1)%
Dunkin' global PODs at period end(4)	13,125	12,957	168	1.3%
BR global PODs at period end(4)	7,981	8,072	(91)	(1.1)%
Consolidated global PODs at period end(4)	21,106	21,029	77	0.4%
(1) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, and long-lived asset impairments, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
(3) Consolidated global net POD development for the three months ended June 27, 2020 reflects the previously-announced closing of 10 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
(4) Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.

Global systemwide sales decline of 20.8% in the second quarter was primarily attributable to global comparable store sales declines and permanent and temporary restaurant closures as a result of the global COVID-19 pandemic. The pandemic had an unfavorable impact on systemwide sales for each of our segments in the second quarter.
Dunkin' U.S. comparable store sales declined 18.7% in the second quarter as a decline in traffic driven by the COVID-19 pandemic was partially offset by an increase in average ticket. The increase in average ticket was driven by favorable mix shift to family-size bulk orders and snacking attachment, as well as premium priced cold beverages, espresso, and other specialty beverages, and partially offset by increased discounting driven by both national and local value platforms. Comparable store sales improved sequentially in each month of the second quarter. Comparable store sales would have been approximately 480 basis points lower if temporarily closed restaurants were included.

Baskin-Robbins U.S. comparable store sales declined 6.0% in the second quarter as a decline in traffic driven by the COVID-19 pandemic was partially offset by an increase in average ticket. The increase in average ticket was driven by strength of take home products, specifically ice cream quarts and cakes. Comparable store sales improved sequentially in each month of the second quarter.
In the second quarter, Dunkin' Brands franchisees and licensees had net closures of 229 restaurants globally. This included net closures of 40 Dunkin' U.S. locations (inclusive of the closure of 10 Speedway locations), 7 Baskin-Robbins U.S. locations, 2 Dunkin' International locations, and 180 Baskin-Robbins International locations primarily driven by Japan, Russia, and India. Dunkin' U.S. franchisees remodeled 34 restaurants and Baskin-Robbins U.S. franchisees remodeled 12 restaurants during the quarter.
Revenues for the second quarter decreased $72.0 million, or 20.0%, compared to the prior year period due primarily to decreases in royalty income and advertising fees driven by a decline in systemwide sales, primarily for the Dunkin' U.S. segment. Royalty income for the second quarter also reflects a reduction of revenue of approximately $8 million related to corporate financial relief provided to franchisees most significantly impacted by the pandemic. Also contributing to the decrease in revenues was a decrease in rental income as the second quarter reflects the impact of rent waivers being provided to our franchisees of approximately $3 million and a decline in variable rental income due to the decline in systemwide sales, as well as a decrease in sales of ice cream and other products.
Operating income and adjusted operating income for the second quarter of fiscal year 2020 decreased $41.0 million, or 33.5%, and $40.6 million, or 31.9%, respectively, compared to the prior year period primarily as a result of the decrease in royalty income and a decrease in rental margin, which includes approximately $2 million of unfavorable impact from rent waivers being provided to our franchisees, net of waivers received from landlords. These decreases in operating income and adjusted operating income were offset by a decrease in general and administrative expenses, including a decrease in incentive compensation and reduced non-essential spending in the current year period to preserve financial flexibility as a result of the COVID-19 pandemic.
Net income and adjusted net income for the second quarter of fiscal year 2020 decreased by $23.2 million, or 38.9%, and $32.3 million, or 44.6%, respectively, compared to the prior year period primarily as a result of the decreases in operating income and adjusted operating income, respectively, as well as a decrease in interest income earned on our cash balances, offset by a decrease in income tax expense. The decrease in income tax expense was driven primarily by the decrease in income in the current year period, offset by excess tax benefits of $1.5 million in the prior year period compared to an immaterial amount recognized in the current year period. Also offsetting the decrease in operating income was a $13.1 million loss on debt extinguishment recorded in the prior year period due to the write-off of debt issuance costs in conjunction with a refinancing transaction completed during the prior year period.

Diluted earnings per share and diluted adjusted earnings per share for the second quarter decreased by 38.0% to $0.44 and 43.0% to $0.49, respectively, compared to the prior year period as a result of the decreases in net income and adjusted net income, respectively. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.02 for the second quarter of fiscal year 2019. Recognized excess tax benefits had no per share impact on diluted earnings per share and diluted adjusted earnings per share for the second quarter of fiscal year 2020.

SECOND QUARTER 2020 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	June 27, 2020	June 29, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$103,019	131,682	(28,663)	(21.8)%
Franchise fees	5,131	3,418	1,713	50.1%
Rental income	25,217	30,491	(5,274)	(17.3)%
Other revenues	781	986	(205)	(20.8)%
Total revenues	$134,148	166,577	(32,429)	(19.5)%

Segment profit	$96,158	127,099	(30,941)	(24.3)%

Comparable store sales growth (decline)	(18.7)%	1.7%
Systemwide sales (in millions)(1)	$1,888.7	2,382.6	(493.9)	(20.7)%

Points of distribution(2)	9,597	9,499	98	1.0%
Gross openings	42	93	(51)	(54.8)%
Net openings (closings)(3)	(40)	46	(86)	(187.0)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2) Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
(3) Net openings for the three months ended June 27, 2020 reflects the previously-announced closing of 10 limited-menu Dunkin’ Speedway locations under a termination agreement entered into with Speedway in February 2020.
Dunkin' U.S. second quarter revenues of $134.1 million represented a decrease of 19.5% compared to the prior year period due primarily to a decrease in royalty income driven by a decline in systemwide sales, as well as a decrease in rental income due to rent waivers being provided to our franchisees and a decline in variable rental income as a result of the decline in systemwide sales. Offsetting these decreases in revenues was an increase in franchise fees as a result of additional deferred revenue recognized in connection with the closure of Speedway locations.
Dunkin' U.S. segment profit in the second quarter decreased to $96.2 million, a decrease of $30.9 million compared to the prior year period, driven primarily by decreases in royalty income and rental margin, offset by the increase in franchise fees.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 27, 2020	June 29, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$8,170	8,828	(658)	(7.5)%
Franchise fees	245	344	(99)	(28.8)%
Rental income	623	973	(350)	(36.0)%
Sales of ice cream and other products	870	1,080	(210)	(19.4)%
Other revenues	2,499	3,063	(564)	(18.4)%
Total revenues	$12,407	14,288	(1,881)	(13.2)%

Segment profit	$9,299	10,076	(777)	(7.7)%

Comparable store sales decline	(6.0)%	(1.4)%
Systemwide sales (in millions)(1)	$171.2	184.8	(13.6)	(7.4)%

Points of distribution(2)	2,511	2,556	(45)	(1.8)%
Gross openings	19	24	(5)	(20.8)%
Net openings (closings)	(7)	9	(16)	(177.8)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins U.S. second quarter revenues decreased 13.2% from the prior year period to $12.4 million due primarily to decreases in royalty income driven by a decline in systemwide sales, other revenues driven by a decrease in licensing income, rental income due to rent waivers being provided to our franchisees and a decrease in the number of leases, and sales of ice cream and other products.
Segment profit for Baskin-Robbins U.S. decreased to $9.3 million in the second quarter, a decrease of 7.7%, primarily as a result of the decreases in royalty income and other revenues, offset by a decrease in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	June 27, 2020	June 29, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$2,296	5,396	(3,100)	(57.4)%
Franchise fees	423	2,030	(1,607)	(79.2)%
Other revenues	74	44	30	68.2%
Total revenues	$2,793	7,470	(4,677)	(62.6)%

Segment profit	$1,845	5,484	(3,639)	(66.4)%

Comparable store sales growth (decline)	(34.9)%	5.6%
Systemwide sales (in millions)(1)	$112.8	199.5	(86.7)	(43.4)%

Points of distribution(2)	3,528	3,458	70	2.0%
Gross openings	49	97	(48)	(49.5)%
Net openings (closings)	(2)	11	(13)	(118.2)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Dunkin' International second quarter systemwide sales decreased 43.4% from the prior year period driven by sales declines in Asia, Latin America, Europe, and South Korea. Sales in Latin America, South Korea, and Europe were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales decreased by approximately 42%.
Dunkin' International second quarter revenues of $2.8 million represented a decrease of 62.6% from the prior year period. The decrease in revenues was primarily a result of a decrease in royalty income driven by a decline in systemwide sales, as well as a decrease in franchise fees due primarily to additional deferred revenue recognized in the prior year period upon closure of an international market.
Segment profit for Dunkin' International decreased $3.6 million to $1.8 million in the second quarter primarily as a result of the decrease in revenues, offset by a decrease in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 27, 2020	June 29, 2019	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,686	1,953	(267)	(13.7)%
Franchise fees	173	520	(347)	(66.7)%
Rental income	177	215	(38)	(17.7)%
Sales of ice cream and other products	24,529	29,997	(5,468)	(18.2)%
Other revenues	(8)	(8)	—	—%
Total revenues	$26,557	32,677	(6,120)	(18.7)%

Segment profit	$9,930	12,089	(2,159)	(17.9)%

Comparable store sales growth (decline)	(5.3)%	3.2%
Systemwide sales (in millions)(1)	$319.0	377.7	(58.7)	(15.5)%

Points of distribution(2)	5,470	5,516	(46)	(0.8)%
Gross openings	62	111	(49)	(44.1)%
Net openings (closings)	(180)	43	(223)	(518.6)%
(1) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
(2)Temporary restaurant closures due to the COVID-19 pandemic are not treated as restaurant closures and affected restaurants are included in points of distribution.
Baskin-Robbins International systemwide sales decreased 15.5% in the second quarter compared to the prior year period driven by sales declines in Japan, the Middle East, Asia, and Europe, offset by sales growth in South Korea. Sales in Japan were positively impacted by favorable foreign exchange rates while sales across all other regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales decreased by approximately 14%.
Baskin-Robbins International second quarter revenues of $26.6 million represented a decrease of 18.7% from the prior year period due primarily to decreases in sales of ice cream and other products and franchise fees, as well as a decrease in royalty income driven by a decline in systemwide sales.
Second quarter segment profit decreased 17.9% from the prior year period to $9.9 million primarily as a result of a decrease in net margin on ice cream due primarily to a decrease in sales volume, as well as the decreases in franchise fees and royalty income and unfavorable results from our Japan joint venture compared to the prior year period. Offsetting these decreases in segment profit was an increase in net income from our South Korea joint venture.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	June 27, 2020	June 29, 2019	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$99,483	123,588	(24,105)	(19.5)%
Total revenues	$99,483	123,588	(24,105)	(19.5)%

Segment profit	$—	—	—	—%
U.S. Advertising Funds second quarter revenues of $99.5 million represented a decrease of 19.5% compared to the prior year period driven primarily by a decline in Dunkin' U.S. systemwide sales. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.
SEGMENT UPDATES
Dunkin' U.S.

•
Dunkin’ U.S. comparable store sales have been improving week-over-week during the beginning of the third quarter. As of the week ended July 25, 2020, quarter-to-date comparable store sales declines were low-single digits for open stores.

•
Approximately 96% of Dunkin' U.S. locations were open as of July 25. The majority of the locations that remain closed are in transportation hubs, on college campuses, in sports venues, and other alternative points of distribution.

•
The Company expects that approximately 800 Dunkin' U.S. locations, including the previously announced 450 limited-menu Speedway locations, may permanently close in 2020 on a gross basis as part of a real estate portfolio rationalization, being performed in conjunction with its franchisees, with the goal of setting the U.S. system up for continued strong, profitable future growth. The 800 locations would represent approximately 8 percent of the Dunkin' U.S. total restaurant footprint and approximately 2 percent of 2019 Dunkin’ U.S. systemwide sales, inclusive of the Speedway closings.

Baskin-Robbins U.S.

•	As of the week ended July 25, 2020, Baskin-Robbins U.S. quarter-to-date comparable store sales declines were low-single digits for open stores.

•	Approximately 98% of Baskin-Robbins U.S. locations were open as of July 25. The majority of the locations that remain closed are non-traditional locations.
International

•	Approximately 90% of each of Dunkin' and Baskin-Robbins International locations were open as of July 25.

•
The Company expects that approximately 350 restaurants may permanently close on a gross basis internationally in the second half of 2020. Similar to the closures in the U.S., the majority of these closures are expected to be from low-volume sales locations.

COMPANY UPDATES
Liquidity and Use of Cash
As of the end of Q2 2020, the Company had approximately:

•	$291 million of unrestricted cash held in the U.S., which excludes cash reserved for gift cards and advertising funds; and

•
$117 million of available borrowings under its $150 million variable funding notes, providing ongoing financial flexibility. As previously disclosed, given the market uncertainty arising from the COVID-19 pandemic, the Company took a precautionary measure and borrowed approximately $116 million under its variable funding notes during the first quarter of 2020. The Company repaid all of these borrowings during the second quarter of 2020.

Dividend Program

•
The Company today announced that the Board of Directors reinstated its dividend program and declared a cash dividend of $0.4025 per share, payable on September 9, 2020, to shareholders of record as of the close of business on September 1, 2020.

Shares Outstanding

•
The Company's shares outstanding as of June 27, 2020 were 82,257,776. In order to preserve cash in light of the ongoing COVID-19 pandemic, the Company did not repurchase any shares during the second quarter of 2020.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 7:00 am ET hosted by Dave Hoffmann, Chief Executive Officer, Scott Murphy, President of Dunkin' Americas, and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 1472558. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein including statements about our expected financial results, dividend program and liquidity are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risks and uncertainties include, but are not limited to: the continuing and uncertain impact of the current COVID-19 global pandemic on our business; the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any failure to protect consumer payment card data or other personally identifiable information; and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth (decline)” and “BR U.S. comparable store sales growth (decline),” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth (decline)” and "BR International comparable store sales growth (decline)," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter of fiscal year 2020, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and approximately 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Revenues:
Franchise fees and royalty income(1)	$115,965	158,258	255,441	297,586
Advertising fees and related income	109,631	129,259	226,601	246,457
Rental income	26,017	31,679	54,949	60,707
Sales of ice cream and other products(1)	22,703	27,258	46,650	47,991
Other revenues	13,060	12,883	26,879	25,687
Total revenues	287,376	359,337	610,520	678,428
Operating costs and expenses:
Occupancy expenses—franchised restaurants	18,133	19,697	37,632	39,172
Cost of ice cream and other products	17,986	22,018	36,134	38,658
Advertising expenses	111,081	130,961	229,350	249,052
General and administrative expenses	52,159	59,922	112,694	116,125
Depreciation	5,771	4,711	10,820	9,332
Amortization of other intangible assets	4,588	4,626	9,180	9,259
Long-lived asset impairment charges	486	2	560	325
Total operating costs and expenses	210,204	241,937	436,370	461,923
Net income of equity method investments	4,283	4,427	7,949	6,657
Other operating income, net	161	825	829	862
Operating income	81,616	122,652	182,928	224,024
Other income (expense), net:
Interest income	312	3,079	2,367	4,910
Interest expense	(32,650)	(32,842)	(64,687)	(64,971)
Loss on debt extinguishment	—	(13,076)	—	(13,076)
Other income (loss), net	214	(46)	(456)	(50)
Total other expense, net	(32,124)	(42,885)	(62,776)	(73,187)
Income before income taxes	49,492	79,767	120,152	150,837
Provision for income taxes	13,042	20,145	31,589	38,892
Net income	$36,450	59,622	88,563	111,945

Earnings per share—basic	$0.44	0.72	1.07	1.35
Earnings per share—diluted	0.44	0.71	1.07	1.34
(1) For the three months ended June 27, 2020 and June 29, 2019, $2.8 million and $4.1 million, respectively, and for the six months ended June 27, 2020 and June 29, 2019, $5.8 million and $7.2 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 27, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$515,857	621,152
Restricted cash	95,060	85,644
Accounts receivable, net	113,232	76,019
Notes and other receivables, net	49,765	57,174
Prepaid income taxes	11,730	16,701
Prepaid expenses and other current assets	62,813	50,611
Total current assets	848,457	907,301
Property, equipment, and software, net	218,485	223,120
Operating lease assets	358,705	371,264
Equity method investments	152,961	154,812
Goodwill	888,263	888,286
Other intangible assets, net	1,293,530	1,302,721
Other assets	68,932	72,520
Total assets	$3,829,333	3,920,024
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,150	31,150
Operating lease liabilities	36,741	35,863
Accounts payable	55,156	89,413
Deferred revenue	37,718	39,950
Other current liabilities	368,260	386,050
Total current liabilities	529,025	582,426
Long-term debt, net	2,998,875	3,004,216
Operating lease liabilities	367,148	380,647
Deferred revenue	301,569	324,854
Deferred income taxes, net	199,334	197,673
Other long-term liabilities	21,114	18,218
Total long-term liabilities	3,888,040	3,925,608
Stockholders' deficit:
Common stock	82	83
Additional paid-in capital	539,847	561,345
Treasury stock, at cost	(64)	(64)
Accumulated deficit	(1,102,284)	(1,129,565)
Accumulated other comprehensive loss	(25,313)	(19,809)
Total stockholders’ deficit	(587,732)	(588,010)
Total liabilities and stockholders’ deficit	$3,829,333	3,920,024

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 27, 2020	June 29, 2019

Net cash provided by operating activities	$11,721	53,077
Cash flows from investing activities:
Additions to property, equipment, and software	(10,972)	(19,000)
Other, net	347	1,168
Net cash used in investing activities	(10,625)	(17,832)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,700,000
Repayment of long-term debt	(7,825)	(1,691,450)
Payment of debt issuance and other debt-related costs	—	(17,937)
Dividends paid on common stock	(33,057)	(61,985)
Repurchases of common stock	(64,292)	(10,129)
Exercise of stock options	10,243	16,745
Other, net	(2,305)	(4,443)
Net cash used in financing activities	(97,236)	(69,199)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(371)	49
Decrease in cash, cash equivalents, and restricted cash	(96,511)	(33,905)
Cash, cash equivalents, and restricted cash, beginning of period	707,977	598,321
Cash, cash equivalents, and restricted cash, end of period	$611,466	564,416

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Operating income	$81,616	122,652	182,928	224,024
Operating income margin	28.4%	34.1%	30.0%	33.0%
Adjustments:
Amortization of other intangible assets	$4,588	4,626	9,180	9,259
Long-lived asset impairment charges	486	2	560	325
Adjusted operating income	$86,690	127,280	192,668	233,608
Adjusted operating income margin	30.2%	35.4%	31.6%	34.4%

Net income	$36,450	59,622	88,563	111,945
Adjustments:
Amortization of other intangible assets	4,588	4,626	9,180	9,259
Long-lived asset impairment charges	486	2	560	325
Loss on debt extinguishment	—	13,076	—	13,076
Tax impact of adjustments(1)	(1,421)	(4,957)	(2,727)	(6,345)
Adjusted net income	$40,103	72,369	95,576	128,260

Adjusted net income	$40,103	72,369	95,576	128,260
Weighted-average number of common shares – diluted	82,588,746	83,696,721	82,905,616	83,564,388
Diluted adjusted earnings per share	$0.49	0.86	1.15	1.53

(1) Tax impact of adjustments calculated at a 28% effective tax rate.